UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2020

KBR, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street, Suite 3400 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 753-2000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol	Name of each exchange on which listed
Common Stock, $0.001 par value	KBR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.
Amendment to Credit Agreement
On February 7, 2020, KBR, Inc. (the “Company”) entered into an Amendment No. 2 (the “Amendment”) to its existing Credit Agreement, dated as of April 25, 2018 (as amended by Amendment No. 1, dated as of November 12, 2018, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), with Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, the lenders party thereto, and each of the subsidiaries of the Company party thereto.
The Credit Agreement provides for $1.795 billion in senior secured credit facilities (the “Facilities”), comprised of (i) a term loan A credit facility in an aggregate principal amount of $275 million (the “Term A Facility”), (ii) a revolving credit facility in an aggregate principal amount of $500 million (the “Revolving Credit Facility”), (iii) a performance letter of credit facility in an aggregate principal amount of $500 million (the “Letter of Credit Facility” and, together with the Term A Facility and the Revolving Credit Facility, the “Pro Rata Facilities”) and (iv) a term loan B credit facility in an aggregate principal amount of $520 million (the “Term B Facility”).
The proceeds of the Facilities were used to refinance the Company’s credit facilities under the Existing Credit Agreement.
The Amendment extended the maturity date of the Facilities to (i) with respect to the Pro Rata Facilities, February 7, 2025 and (ii) with respect to the Term B Facility, February 7, 2027.
The Amendment reduced the applicable margin for the Facilities to (i) in the case of the Pro Rata Facilities, a range of 0.50% to 1.25% for Base Rate loans and a range of 1.50% to 2.25% for Eurocurrency Rate loans, based on the consolidated leverage ratio, as calculated pursuant to the Credit Agreement and (ii) in the case of the Term B Facility, 1.75% for Base Rate loans and 2.75% for Eurocurrency Rate loans. The Amendment also reduced (a) the commitment fee applicable to the unused commitments in respect of the Revolving Credit Facility to a range of 0.20% to 0.35% and (b) the fee applicable to the Letter of Credit Facility to a range of 0.90% to 1.35%, in each case, based on the consolidated leverage ratio, as calculated pursuant to the Credit Agreement.
In addition, the Amendment amended certain other provisions under the Existing Credit Agreement (which otherwise remains in effect), including without limitation, provisions applicable to the incremental facilities, the amortization payments, the negative covenants and the leverage ratio financial covenant.
The foregoing description of the Amendment and the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated into this Item 1.01 by reference.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The text set forth in Item 1.01 regarding the terms and conditions of the Credit Agreement is incorporated into this Item 2.03 by reference.
ITEM 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.	Description
10.1
Amendment No. 2 to Credit Agreement, dated as of February 7, 2020 with Bank of America, N.A., as administrative agent, swing line lender and a letter of credit issuer, the lenders party thereto, and each of the subsidiaries of the Company party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
KBR, INC.

Date: February 12, 2020	/s/ Adam M. Kramer
Adam M. Kramer
Vice President, Public Law and Corporate Secretary